FIRST AMENDMENT TO MASTER AGREEMENT

         THIS FIRST AMENDMENT TO THE MASTER AGREEMENT ("Master Agreement") made as of June __, 1998, among HEALTHTECH DEVELOPMENT, INC., a Texas corporation ("HTD"), GEMINI BIOTECH L.P., a Texas limited partnership ("Gemini"), ELECTROPHARMACOLOGY, INC., a Delaware corporation ("EPi"), EPI HEALTHTECH INC., a Delaware corporation ("EPi Sub"), certain stockholders of EPi, certain stockholders of HTD and the partners of Gemini (the "Gemini Partners") is made as of August 3, 1998, among EPi, EPI Sub, Gemini and the Gemini Partners.

                                    Recitals
                                    --------

         A. EPi, EPi Sub, Gemini, and the Gemini Partners have agreed that it is in the best interests of the parties hereto that the Gemini Health Technologies Contribution Agreement be modified to provide that in lieu of Gemini agreeing to contribute all its assets and liabilities to the Partnership in exchange for Partnership Units in the Partnership, Krishna and Shashikala Jayaraman (collectively, the "Jayaramans") have agreed to contribute all of their partnership interests in Gemini and 100% of the stock of Gemini Biotech, Inc. ("GBI") to the Partnership in exchange for Partnership Units in the Partnership.

         B. EPi, EPi Sub, Gemini and the Gemini Partners have also agreed that the it is in the best interests of the parties hereto that the Unit Exchange Agreement entered into among EPI, Gemini and the Partnership be modified so that the Jayaramans, in lieu of Gemini, shall have certain rights to exchange their Partnership Units for shares of EPI Common Stock.

         C. This First Amendment to the Master Agreement (the "Amendment") amends certain agreements of EPi, EPi Sub, Gemini and the Gemini Partners concerning the election of directors ofEPi following the Reorganization Transactions to provide for the nomination of the two Gemini Nominees by the Jayaramans in lieu of Gemini.

         IT IS HEREBY AGREED:

         1. Section 2. Agreements to Vote Regarding Board of Directors of the Master Agreement is hereby amended in subsection (a) thereof to replace the phrase "two directors (the "Gemini Nominees") shall be nominated by Gemini (the "Gemini Representative")" with the phrase "two directors (the "Gemini Nominees") shall be nominated by Krishna Jayaraman and Shashikala Jayaraman (the "Gemini Representatives")."

         2. In Section 2(f), the word "Gemini" shall be replaced with the words "Gemini Representatives".

         3. Whenever the words "Gemini Representative" appear in the agreement, they shall be replaced with the words "Gemini Representatives"."

         4. Terms used in thisAmendment shall have the same meaning ascribed to them in the Master Agreement. Other than the specific changes noted herein, all other terms and conditions of the Master Agreement still remain in force and effect.

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All IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.


ELECTROPHARMACOLOGY, INC.                            EPI HEALTHTECH INC.


By:      /s/ Arup Sen                                By:     /s/ Arup Sen
      ---------------------                              -----------------------
Its:     President & CEO                             Its:    President & CEO
      ---------------------                              -----------------------

GEMINI BIOTECH L.P.


By:      /s/ Krishna Jayaraman
      ---------------------
Its:     General Partner
      ---------------------


GEMINI PARTNERS


         /s/ Krishna Jayaraman
      ---------------------
Krishna Jayaraman (49% Partnership Interest)



      /s/ Shashikala Jayaraman
      ---------------------
Shashikala Jayaraman (49% Partnership Interest)


Gemini Biotech Inc. (2% Partnership Interest)


By:      /s/ Krishna Jayaraman
      ---------------------
Its:     President & CEO
      ---------------------

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